Exhibit 99.1

ASSET PURCHASE AGREEMENT

THIS IS AN ASSET PURCHASE AGREEMENT dated as of November 13, 2002 by and among VERITAS SOFTWARE CORPORATION, a Delaware corporation (“VERITAS”), VERITAS Operating Corporation, a Delaware corporation (“VOC”), VERITAS Software Global Corporation, a Delaware corporation (“VSGC”), VERITAS Software Holdings Ltd., a Bermuda resident company incorporated in Ireland (“VSHL”), VERITAS Software International Ltd., an Ireland corporation (“VSIL”), and SONIC SOLUTIONS, a California corporation (“Sonic”).

B A C K G R O U N D

Among other businesses, subsidiaries of VERITAS own and operate a compact disc mastering and personal computing backup and recovery software business. The parties to this Agreement desire that Sonic purchase that business from those subsidiaries. The purpose of this Agreement and related agreements the parties are signing with this Agreement is to set forth the terms and conditions of that purchase and related matters.

ACCORDINGLY, THE PARTIES AGREE AS FOLLOWS:

ARTICLE I
DEFINED TERMS

As used in this Agreement, these terms have these meanings:

1.1     “Agreement” means this Asset Purchase Agreement, including the Disclosure Statement.

“Assets” has the meaning set forth in Sections 2.3.

“Assigned Rights” means the rights of the VERITAS Parties under the Executory Contracts identified on Schedule 2.3(b) that: (a) in the case of rights to receive payment, are not (as of the Closing) recorded on the books of the VERITAS Parties as receivables (it being understood that any such rights that are so recorded on or before the

Closing had been or have to have been recorded in accordance with GAAP and the VERITAS Parties’ prior practices) and (b) in the case of rights to receive non-monetary performance, are for goods, services or other benefits received or receivable after the Closing.

“Assumed Obligations” means the Liabilities of the VERITAS Parties under the Executory Contracts identified on Schedule 2.3(b) that: (a) in the case of monetary Liabilities, are Liabilities to pay for goods, services or other benefits received by or conferred on Sonic under those Executory Contracts after the Closing, (b) in the case of non-monetary Liabilities, are Liabilities that accrue after the Closing and (c) subject to the accuracy of the VERITAS Parties’ relevant representations and warranties set forth in Article III, any Liabilities of the contracting VERITAS Party for product maintenance or support, product liability, breach of warranty or infringement of intellectual property rights respecting units of DMD Products licensed or distributed before the Closing under the Customer Agreements listed on Schedule 2.3(b). “Assumed Obligations” shall not include any Liabilities constituting a VERITAS Party’s revenue sharing obligation to customers respecting any period before the Closing.

“Average Price” means the average of the volume weighted average prices of Sonic’s common stock on The NASDAQ National Market, as quoted by Bloomberg, L.P., for the eleven trading days consisting of the date of this Agreement, the five trading days last preceding the date of this Agreement and the five trading days next following from the date of this Agreement.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Common Stock” means the shares of common stock of Sonic into which the Preferred Stock will be convertible.

“Control” means, with respect to an entity, the direct or indirect power (whether through the direct or indirect ownership of securities, by contract or otherwise) to elect more than 50 percent of the directors or similar functionaries of that entity.

“Customer Agreements” means all the agreements to which at least one VERITAS Party is a party, respecting the distribution or licensing of DMD Products or the furnishing of services related to DMD Products, that are wholly or partially executory.

“Disclosure Statement” has the meaning set forth in the preamble to Article III.

“DMD Business” means the design, development, improvement, manufacture, marketing, distribution and licensing of: (a) CD or DVD mastering software or (b) software for the backup of stand-alone non-networked personal computers, but excluding software for disaster recovery and backup that stores data on stand-alone personal computers and laptop computers for the purpose of then backing such data up on a file server/network as part of a backup/disaster recovery solution.

“DMD Employees” means the employees and consultants of the VERITAS Parties identified on Schedule 3.13.

“DMD Intellectual Property” means all: (a) the Intellectual Property which is or (during the last 12 months) has been used by any VERITAS Party solely and exclusively in the conduct of the DMD Business (except that, in the case of trademarks, DMD Intellectual Property shall consist only of the trademarks listed on Schedule 2.3(e)) and (b) Primo SDK, Ninja API and Update Manager (client component). “DMD Intellectual Property” does not include the Intellectual Property that VOC is licensing to Sonic under the VERITAS License Agreement.

“DMD Material Adverse Effect” means any change, effect, event, circumstance or occurrence that is, or can reasonably be expected to be, material and adverse to the business, financial condition, results of operations, assets or Liabilities of or related to the DMD Business.

“DMD Products” means: (a) all the products made, marketed, distributed or licensed by any VERITAS Party to or for customers in the DMD Business, including the products marketed under the names RecordNow (formerly MyCD), RecordNow DX, RecordNow Max (formerly MyCD PRO), Drive Letter Access, Primo SDK, Simple Backup, Backup MyPC, Simple Backup for My Pictures, Update Manager (client component, formerly Storage Guard), Install Exec, Hydra, Circus, Ninja, Otto, CD Browser, PrimoDVD, DOS Backup (marketed by Arcada Software and/or Seagate Technology), Windows v.3.1 Backup (marketed by Arcada Software and/or Seagate Technology), Direct Tape Access, AutoProtect, AutoPilot, PrimoCD (including variants Primo CD Deluxe, PrimoCD Plus and PrimoCD Pro) and Bandit (tape duplication/format utility), but excluding the NetBackup Pro product and all other products of the Data Protection Group of VERITAS and (b) all design and development work that relates solely to the DMD Business.

“Equipment Leases” means all of the leases under which any VERITAS Party leases any equipment, furniture, fixtures or other tangible personal property that is used solely in the DMD Business and that are wholly or partially executory.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations adopted by the SEC under that statute.

“Executory Contracts” means the Customer Agreements, the Equipment Leases, the Supply Agreements and the Other Executory Contracts. “Executory Contracts” also includes those IP Agreements that are wholly or partially executory.

“Excluded Assets” has the meaning as set forth in Section 2.4.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Government Entity” means any court, administrative agency, commission, legislature or other governmental or regulatory body, authority or instrumentality of any jurisdiction.

“Indemnitee” has the meaning as set forth in Section 7.3.

“Indemnitor” has the meaning as set forth in Section 7.3.

“Intellectual Property” means all industrial and intellectual property, both foreign and domestic, including, without limitation, Software, trademarks, tradenames, logos, designs, copyrights, know-how, processes, procedures, formulae, drawings, schematics, patterns and trade secrets, all applications for any of the foregoing, and all documentation and media constituting, describing or relating to any of the foregoing.

“Inventories” means all supplies, materials, parts, components and work-in-progress owned by any VERITAS Party for use solely in the DMD Business and all finished DMD Products owned by any VERITAS Party.

“IP Agreements” means all the agreements under which any VERITAS Party has been licensed or otherwise been granted the right to use any Licensed Intellectual Property, but excluding agreements respecting Unlicensed Software.

“Knowledge” means, with reference to any VERITAS Party, the actual knowledge of [REDACTED], Stan Wong, Clint McVey and Michael Sotnick, as well as the knowledge that the aforementioned persons can reasonably be expected to have by virtue of their titles, positions and functions at one or more VERITAS Parties or with respect to the DMD Business. “Knowledge” means, with reference to Sonic, the actual knowledge of Bob Doris, Clay Leighton and Chris Kryzan, as well as the knowledge that the aforementioned persons can reasonably be expected to have by virtue of their titles, positions and functions at Sonic.

“Late-Identified Assets” has the meaning set forth in Section 5.15.

“Law” means any applicable law (whether civil, criminal or administrative) including, without limitation, any common law, statute, treaty, regulation, directive, decision, code, order, decree, injunction, resolution or judgment of any Government Entity.

“Lease” means the Lease Agreement dated as of December 17, 1993 between Morgon Investments and VSGC (as successor to Arcada Software, Inc., which was the successor of Quest Development Corporation), as amended as of January 1, 1994, January (unspecified), 2001 and October 22, 2001.

“Liabilities” means any and all debts, liabilities and obligations (whether pecuniary or not, including, without limitation, obligations to perform or forbear from performing acts or services), whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown.

“Licensed Intellectual Property” means the DMD Intellectual Property that a VERITAS Party licenses from third parties, rather than owns.

“Liens” means all liens, charges, easements, security interests, mortgages, conditional sale contracts, title defects and other encumbrances.

“Losses” means all claims, losses, judgments, liabilities, settlements, fines, penalties, interest, costs and expenses (including all reasonable attorneys’ fees and disbursements incurred in defending third-party claims). “Losses” includes a diminution in the value of any Asset or the DMD Business, even absent a third-party claim. However, “Losses” does not include punitive or exemplary damages.

“Material Sonic Contract” has the meaning set forth in Section 4.8.

“Other Executory Contracts” means all the agreements to which any VERITAS Party is a party that are not Customer Agreements, Supply Agreements, Equipment Leases or IP Agreements, but which relate solely to any Assets or the DMD Business and are wholly or partially executory. However, “Other Executory Contracts” does not include the Lease or any Executory Contract, the executory rights and obligations under which constitute Excluded Assets.

“Owned Intellectual Property” means the DMD Intellectual Property that a VERITAS Party owns, rather than licenses from a third party.

“Owned Tangible Property” means all the equipment, furniture, other tangible personal property and fixtures identified on Schedule 3.4 or otherwise owned by any VERITAS Party and located at the Property.

“Parties” means Sonic and the VERITAS Parties.

“Patent” means: (a) U.S. Patent No. 6,282,710, its divisionals, continuations, continuations-in-part, reexaminations and reissues, (b) other U.S. patents claiming priority to the patent application that matured into U.S. Patent No. 6,282,710, (c) any other patents or applications for patents that include one or more claims covering any DMD Product as it was licensed or distributed before the Closing and (d) all foreign counterparts corresponding to any of the foregoing.

“Permitted Lien” means: (a) any Lien for Taxes either not due and payable or due but for which notice of assessment has not been given, or which may be paid without penalty, and (b) any Lien that would not materially adversely affect the value of the Assets to which the Lien relates.

“Person” means any individual or entity of any kind.

“Preferred Stock” means the fully paid and non-assessable shares of Series F Preferred Stock of Sonic that Sonic is issuing to VOC or VOC’s designee in accordance with Section 2.2. The Series F Preferred Stock shall have the rights, preferences and privileges set forth in the form of Certificate of Determination approved by Sonic and VERITAS, to be filed before the Closing with the California Secretary of State.

“Proceeding” means any lawsuit, action, proceeding, investigation, arbitration or mediation before any Person including any Government Entity.

“Property” means the real property, building improvements and fixtures located at Suites 4-11, 708 Fiero Commerce Park, San Luis Obispo, California.

“Registration Rights Agreement” means the Registration Rights Agreement that Sonic and VOC are signing and delivering with this Agreement.

“Restriction Period” means five years after the Closing.

“Schedule” means a schedule included in the Disclosure Statement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations adopted by the SEC under that statute.

“Software” means all: (a) computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts, other work product and other items used to design, plan, organize or develop any of the foregoing and (d) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Sonic Balance Sheet” has the meaning set forth in Subsection 4.5(b).

“Sonic Financial Statements” has the meaning set forth in Subsection 4.5(b).

“Sonic Indemnitees” has the meaning set forth in Subsection 7.1(a).

“Sonic Material Adverse Effect” means any change, effect, event, circumstance or occurrence that is, or can reasonably expected to be, material and adverse to the business, financial condition, results of operations, assets or Liabilities of Sonic and the Subsidiaries of Sonic taken as a whole.

“Sonic License Agreement” means the License Agreement that VOC and Sonic are signing and delivering with this Agreement under which, after the Closing, Sonic will license certain DMD Intellectual Property included among the Assets back to VOC and affiliates of VOC for certain uses.

“Sonic Restricted Field” means the design, development, sale and licensing of data management, storage management, backup, recovery and disaster recovery software, excluding software for the backup of stand-alone or non-networked computers. Notwithstanding the exclusion contained in the foregoing sentence, the “Sonic Restricted Field” shall include software for disaster recovery and backup that stores data on stand-alone personal computers and laptop computers for the purpose of then backing data up on a file-server/network as part of a backup/disaster recovery solution.

“Sonic SEC Reports” has the meaning set forth in Subsection 4.5(a).

“Sublease” means the Sublease Agreement relating to the Property, in substantially the form and substance previously approved by the Parties, to be signed and delivered by VSGC and Sonic at the Closing.

“Subsidiary” (as used with respect to any entity) means another entity which that first entity Controls.

“Supply Agreements” means all the agreements (other than the IP Agreements) to which any VERITAS Party is a party, respecting any supplies, materials, parts or components that are used solely in the DMD Business, and that are wholly or partially executory.

“Taxes” means all taxes and governmental levies, however denominated, including any additions to tax, interest and penalties that may become payable in respect thereof, imposed by any Government Entity, including all income taxes, payroll and employee, withholding, withholding taxes, other withholding taxes, backup withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, gross receipts taxes, occupation taxes, real, tangible and intangible property taxes, transfer taxes, penalties and taxes related to information reporting with respect to taxes, workers’ compensation contributions, estimated taxes, and other obligations of the same or similar nature.

“Third-Party Claim” has the meaning set forth in Section 7.3.

“Transaction Agreements” means this Agreement, the VERITAS License Agreement, the Sonic License Agreement, the Sublease, the Registration Rights Agreement and the other agreements that Sonic and any VERITAS Party are signing and delivering at the Closing or sign and deliver later pursuant to Section 5.15.

“Unassigned Rights” has the meaning set forth in Subsection 2.10(a).

“Unlicensed Software” has the meaning set forth in Section 2.11.

“VERITAS Indemnitees” has the meaning set forth in Subsection 7.2(a).

“VERITAS License Agreement” means the License Agreement that VOC and Sonic are signing and delivering with this Agreement under which, after the Closing, VOC will license certain Intellectual Property, not included in the Assets, to Sonic for certain uses.

“VERITAS Party” means each of VERITAS, VOC, VSGC, VSHL and VSIL, and “VERITAS Parties” means all of those entities.

“VERITAS Sub” means VOC, VSGC, VSHL, VSIL and any other present or future Subsidiary of VERITAS.

The terms defined in this Article I have the correlative meanings when used in the singular and the plural, as the context requires or implies. References in this Agreement to articles, sections and subsections are to articles, sections and subsections of this Agreement, unless specifically stated otherwise.

ARTICLE II
PURCHASE AND SALE

2.1    Purchase and Sale. At the closing (the “Closing”), subject to Sections 2.10 and 2.11, and the other terms and conditions set forth in this Agreement: (a) Sonic shall purchase all the Assets from the VERITAS Parties; (b) the VERITAS Parties shall sell all the Assets to Sonic and (c) Sonic shall assume the Assumed Obligations (but no other

Liabilities of the VERITAS Parties). At the Closing, the Parties shall exchange customary transfer, assumption and other documents to memorialize those events. The Closing shall take place at Heller Ehrman White & McAuliffe LLP, 333 Bush Street, San Francisco, California on November 27, 2002 or at such other location or on such earlier or later date as Sonic and VERITAS shall agree. The date that the Closing occurs is referred to as the “Closing Date”.

2.2    Issuance of the Preferred Stock. At the Closing, Sonic shall issue to VOC (or its designee) and deliver to VOC (or its designee) a duly executed stock certificate representing that number of shares of Preferred Stock determined by dividing $9,200,000 by the Average Price.

2.3    The Assets. The “Assets” consist of the following tangible and intangible assets described in this Section 2.3:

(a) subject to Section 2.4, all the Owned Tangible Property, whether or not identified or required to be identified on Schedule 3.4;

(b) subject to Section 2.10, all the Assigned Rights under all the Executory Contracts identified on Schedule 2.3(b);

(c) all the Inventories;

(d) to the extent assignable, all of the VERITAS Parties’ rights to indemnification or contribution, and warranty and maintenance rights, in each such case to the extent (but only to the extent) that they relate to any of the Assets, whether or not conferred by Executory Contracts;

(e) all the Owned Intellectual Property, including those (but only those) trademarks listed on Schedule 2.3(e);

(f) one set of originals or copies of all of the VERITAS Parties’ records and documents, including computerized records, related solely to or used primarily in the DMD Business, except for personnel records relating to DMD Employees who do not become employees of Sonic and

(g) all entitlements of the VERITAS Parties reflected by the prepaid expenses described on Schedule 2.3(g).

2.4    Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.3 or any other section of this Agreement or in any instrument of conveyance delivered at the Closing, the Assets do not include the Excluded Assets. The Excluded

Assets consist of all of the VERITAS Parties’:

                (a)  tangible and intangible assets owned, leased or otherwise used by the VERITAS Parties for or in connection with any businesses or activities other than the DMD Business, it being understood, however, that the Intellectual Property included in Primo SDK, Ninja API and Update Manager (client component) does not constitute Excluded Assets;

                (b)  cash, cash equivalents and receivables including, without limitation, those derived from or used in the DMDBusiness as conducted by the VERITAS Parties before and including the Closing Date;

                (c)  the “VERITAS” name, the “Backup Exec” name, any derivatives of those names and all corporate symbols and logos associated with those names;

                (d)  VSGC’s rights under the Lease, except that this clause (d) shall not be construed to diminish any rights of Sonic under the Sublease;

                (e)  the insurance contracts insuring the Assets;

                (f)  employee benefit plans;

                (g)  the items listed on Schedule 2.4(g) and the VERITAS Parties’ rights under the lease for the copier identified on Schedule 3.9;

                (h)  the agreements of the VERITAS Parties and any other VERITAS Sub related to Unlicensed Software and the VERITAS Parties’ rights under the IP Agreements listed on Schedule 2.4(h) and

                (i)  the Patent.

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2.6    Liabilities. At the Closing, Sonic shall undertake in writing to pay, perform and discharge all the Assumed Obligations when due. However, Sonic will not be assuming any Liabilities of any VERITAS Party of any nature whatsoever other than the Assumed Obligations. For example, Sonic is not assuming any trade payables or indebtedness for borrowed money of any VERITAS Party, whether or not related to the DMD Business or any Assets, or any “earnout” obligation to the former owners of Prassi Europe. This said, in connection with Sonic’s assumption of the Assumed Obligations, the Parties shall prorate all expenses (including, without limitation, the prepaid expenses) associated with the Assets (for example, for utilities consumed at the Property) as of the close of business on the Closing Date. Those prorations shall be based on the number of days elapsed during the relevant period that includes the Closing Date, unless that methodology would be manifestly unfair. The Parties shall work together in good faith after the Closing to implement those prorations (for example, share copies of bills from vendors, pay the vendors, and settle up as between the Parties in order to discharge those bills in the proper proportions).

2.7    Transfer Taxes. The VERITAS Parties shall pay any and all sales and other transfer Taxes resulting from the sale of the Assets (including respecting any Late-Identified Assets transferred under Section 5.15) and the DMD Business to Sonic and the other transactions contemplated by the Transaction Agreements. To the extent practical and permitted by Law, the Parties shall cooperate with each other to obtain exemptions from such Taxes or to otherwise legally minimize such Taxes if consistent with the allocation referenced in Section 2.8.

2.8    Allocation of Purchase Price. Before the Closing, the Parties in good faith shall allocate the purchase price for the Assets and the other entitlements contemplated by the Transaction Agreements among the various classes of Assets and entitlements pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended. After the Closing, Sonic and the VERITAS Parties shall prepare the Form 8594 required under Section 1060 (and any analogous Law) based on that allocation. The Parties shall file the form or forms with the relevant taxing authorities and shall not take any position that is inconsistent with that form or those forms, or the allocation to which they agree.

2.9    Filing of Returns and Payment of Taxes. If, in order properly to prepare its Tax returns, reports, forms or other documents are required to be filed with a Government Entity, it is necessary that a Party be furnished with additional information, documents or records relating to any Assets, the Parties shall use their reasonable efforts to furnish or make available such non-privileged information at the recipient’s request, cost and expense. However, no Party shall be entitled to review or examine the tax returns of any other Party.

2.10    Unassigned Rights

                (a)  This Section 2.10 addresses any Assigned Rights that are not assigned to Sonic at the Closing because a third party consent listed or required to be listed on Schedule 3.17 was not obtained before the Closing. The Executory Contracts giving rise to any such rights are referred to as the “Unassigned Rights.”

                (b)  If there are any Unassigned Rights, the VERITAS Parties shall use their reasonable efforts, during the six months after the date of this Agreement (but without the need to make any out-of-pocket payments to third parties to obtain third-party consents) to validly assign the Unassigned Rights to Sonic.

                (c)  Notwithstanding the foregoing, after the Closing, if and for so long as the appropriate VERITAS Party has not assigned any given Unassigned Rights to Sonic, the VERITAS Parties shall use their reasonable best efforts (but without the need to make any out-of-pocket payments to third parties to obtain third-party consents) to: (i) provide Sonic with the economic benefits of those Unassigned Rights, (ii) cooperate in any lawful arrangement designed to provide such benefits to Sonic and (iii) enforce the Unassigned Rights, at the request and expense of and for the benefit of Sonic, including the right to elect to terminate the contract in accordance with its terms if Sonic so requests in writing.

                (d)  To the extent that Sonic is provided the benefits of any Unassigned Rights: (i) Sonic shall perform, at the discretion of the VERITAS Party and for the benefit of any third Person, all the obligations of the VERITAS Party under the Executory Contract giving rise to the Unassigned Rights, and (ii) Sonic shall pay, perform, discharge, and defend and indemnify the VERITAS Party against, and hold the VERITAS Party harmless from, all Liabilities of the VERITAS Party relating to that performance or failure to perform. In the event of a failure of the indemnity, in addition to any other rights the VERITAS Parties may have under this Agreement, the VERITAS Parties shall cease to be obligated under this Agreement with respect to that Executory Contract.

2.11    Non-Transferable Software. After the Closing Date: (i) Sonic shall not use, modify, copy or transfer software transferred as part of, or loaded on, any Owned Tangible Property as of the Closing other than Software expressly transferred or licensed under this Agreement or the VERITAS License Agreement (“Unlicensed Software”), unless Sonic has independently obtained the valid and legal right to use the Unlicensed Software from its owner or owners and (ii) unless Sonic obtains the right to use the Unlicensed Software as set forth in clause (i) above, Sonic shall delete or cause to be deleted the Unlicensed Software, as soon as reasonably practicable after the Closing, but in no event later than 60 days after the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE VERITAS PARTIES

The VERITAS Parties hereby represent and warrant to Sonic that, except as is set forth in the disclosure statement they are delivering to Sonic with this Agreement (the “Disclosure Statement”), as of the date of this Agreement:

3.1    Organization, Etc. Each VERITAS Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. Each VERITAS party is also in good standing in all other jurisdictions in which its failure to be in good standing could have a DMD Material Adverse Effect. VOC, VSGC, VSHL and VSIL have all requisite corporate power and authority to own, lease and operate the Assets and the DMD Business as it is now being conducted. The VERITAS Parties have all requisite corporate power and authority to enter into and perform the Transaction Agreements.

3.2    Authority. The signing, delivery and performance of the Transaction Agreements by the VERITAS Parties have been duly and validly authorized by each of the VERITAS Parties, there being no other corporate proceedings on the part of any VERITAS Party that are necessary to authorize the Transaction Agreements or any of the transactions contemplated hereby or thereby. The Transaction Agreements have been (or, in the case of the Sublease, will be by the Closing) duly and validly signed and delivered by each VERITAS Party and, assuming due authorization, signing and delivery by Sonic, constitute or will constitute the valid and binding obligations of each VERITAS Party enforceable against each VERITAS Party in accordance with their terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

3.3    No Violations, Etc. The signing, delivery and performance of the Transaction Agreements by the VERITAS Parties does not and will not: (i) conflict with or result in any breach or violation of any Law applicable to any VERITAS Party; (ii) conflict with, or result in, with or without the passage of time, the giving of notice or both, any breach of, or constitute a default under, or result in the creation of any Lien (other than Permitted Liens) upon any of the Assets under, any indenture, mortgage, lease, agreement or other instrument to which any VERITAS Party is a party or by which it or any of the Assets is bound; (iii) permit the acceleration of the maturity of any indebtedness of any VERITAS Party or any other Person secured by any Assets or (iv) violate or conflict with any charter document of any VERITAS Party.

3.4    Operation of the DMD Business

                (a)  Except as set forth on Schedule 3.4: (i) the DMD Business is (and since a VERITAS Party acquired that business has been) operated exclusively by, and the Assets are owned exclusively by, the VERITAS Parties, as contrasted with other VERITAS Subs, and (iii) since December 31, 2001, the DMD Business has been operated in the ordinary course of business consistent with past practice.

(b)    Except as set forth in Schedule 3.4 and except for the Excluded Assets described in Subsections 2.4(b), 2.4(d), 2.4(e), 2.4(f), 2.4(g), 2.4(h) and 2.4(i), apart from the rights and other assets of the VERITAS Parties used by the VERITAS Parties primarily in businesses other than the DMD Business, the Assets comprise all the assets and rights necessary to conduct the DMD Business or used primarily or solely by any VERITAS Party to conduct the DMD Business.

(c)    Schedule 3.4 includes a list of all: (i) the Owned Tangible Property having an original cost of at least $2,000 and (ii) the items leased under the Equipment Leases. However, Schedule 3.4 does not list the Inventories. All the material Owned Tangible Property is in good working order and repair, subject to ordinary wear.

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3.6    Changes. Except as shown on Schedule 3.6, since December 31, 2001, none of the VERITAS Parties has engaged in, and there has not occurred or arisen in or in connection with the DMD Business or the Assets, any:

(a)    transaction other than in the ordinary course of business;

(b)    capital expenditure or commitment in excess of $50,000 individually or $100,000 in the aggregate;

(c)    material destruction, damage or loss;

(d)    loss of any material customer or substantial reduction in business conducted with any material customer, or any development that has caused any VERITAS Party to anticipate any such loss or reduction;

(e)    amendment, termination or material breach of any Executory Contract or other agreement relating to the DMD Business including, for example, any agreement relating to any DMD Intellectual Property, whether or not an Executory Contract;

(f)    waiver or release of any material right or claim, including any material write-off or other material compromise of any account receivable;

(g)    material change in pricing, license fees or other amounts charged by any VERITAS Party for any DMD Products or any services furnished by the DMD Business;

(h)    DMD Material Adverse Effect or

(i)    agreement or commitment by any VERITAS Party to do any of the things described in any clause of this Section 3.6.

3.7    Title to the Assets. Except as set forth on Schedule 3.7, a VERITAS Party has, and (but without regard to the impact, if any, of any loan or other agreements to which Sonic is a party) immediately after the Closing Sonic will have, good and valid title to each of the Assets free and clear of any and all Liens other than Permitted Liens. However, to the extent that the representations and warranties set forth in Section 3.11 regarding title to DMD Intellectual Property are narrower than those set forth in the previous sentence, the representations and warranties in Section 3.1l shall control regarding DMD Intellectual Property.

3.8    Restrictions on Business Activities. Except as shown on Schedule 3.8, no VERITAS Party and no other VERITAS Sub is a party to or bound by any non-competition or other agreement, commitment, judgment, injunction, order or decree that prohibits or restricts the use of any Asset or the conduct of the DMD Business.

3.9    Executory Contracts

(a)    To the best Knowledge of VERITAS, Schedule 3.9 contains a complete and accurate list of all the Executory Contracts. That list is organized by type (Customer Agreements, Equipment Leases, Supply Agreements, IP Agreements and Other Executory Contracts). References in the balance of this Section 3.9 to “Executory Contracts” are to the Executory Contracts identified on Schedule 3.9.

(b)    No VERITAS Party and, to the Knowledge of VERITAS, no other party to any Executory Contract, is in material breach of any Executory Contract or has given or received any written notice of any such breach. Nor, to the Knowledge of VERITAS, is there any condition which, with the passage of time, the giving of notice or both, could reasonably be expected to cause or constitute such a breach.

(c)    Each Executory Contract is a valid and binding obligation of a VERITAS Party and, to the Knowledge of VERITAS, the other party or parties to that contract, enforceable in accordance with its terms, except to the extent enforcement may be limited by bankruptcy, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights or by general principles of equity.

3.10    Litigation.  No VERITAS Party and no officer, director, employee or agent of any VERITAS Party is a party to any pending or, to the Knowledge of VERITAS, threatened, Proceeding relating to the DMD Business, any Asset or any of the transactions contemplated by any Transaction Agreement. Nor, to the Knowledge of VERITAS, does any reasonable basis exist for any such Proceeding. No VERITAS Party is subject to any decree, judgment or order of any Government Entity relating to the DMD Business, any

Asset or any such transaction.

3.11     Intellectual Property

(a)    Schedule 3.11 contains a complete and correct list of all the IP Agreements. Schedule 3.11 also includes a list of all the DMD Intellectual Property that constitutes patents, trademarks, tradenames, registered copyrights and applications for any of the foregoing, including the identity of the jurisdictions in which each such item is filed or registered.

(b)    A VERITAS Party owns or has the right to use each item of DMD Intellectual Property. Except as indicated on Schedule 3.11, immediately after the Closing Sonic will own or have the right to use all the DMD Intellectual Property (other than DMD Intellectual Property that constitutes an Excluded Asset) as an Asset (including Assigned Rights) acquired under this Agreement. Except as indicated on Schedule 3.11, no royalties or other amounts are payable by any VERITAS Party to any Person with respect to the sale, licensing or use of any DMD Intellectual Property by any VERITAS Party.

(c)    Except as indicated on Schedule 3.11, the signing, delivery and performance of the Transaction Agreements and the transactions contemplated hereby and thereby does not and will not: (i) constitute a material breach of any IP Agreement governing any DMD Intellectual Property to which a VERITAS Party is a party, (ii) cause the modification of any IP Agreement (for example, an increase in royalty rates), (iii) cause the forfeiture or termination of any DMD Intellectual Property, (iv) give rise to a right of forfeiture or termination of any DMD Intellectual Property or (v) impair or affect any DMD Intellectual Property.

(d)    The use of the DMD Intellectual Property in the DMD Business by the VERITAS Parties before the Closing does not: (i) violate any license or agreement to which any VERITAS Party is or was a party or by which it is bound and (ii) to the Knowledge of VERITAS, does not infringe any rights of any other Person. There is no pending or, to the Knowledge of VERITAS, threatened, Proceeding, to which any VERITAS Party is or would be a party, contesting the validity, ownership or right to use, sell, license or dispose of any Owned Intellectual Property or asserting that any Owned Intellectual Property or its use for any purpose conflicts or will conflict with the rights of any Person. To the Knowledge of VERITAS, there is no pending or threatened Proceeding, to which any VERITAS Party is or would be a party, contesting the validity, ownership (by the third party owner) or right to use, sell, license or dispose of any Licensed Intellectual Property or asserting that any Licensed Intellectual Property or its use for any purpose conflicts or will conflict with the rights of any Person.

(e)    All the Owned Intellectual Property used, embedded or reflected in the DMD Products was: (i) developed by employees of a VERITAS Party within the scope of their employment and otherwise in compliance with the California Labor Code 2870 or any other, similar Laws; (ii) developed by independent contractors or consultants who assigned all their right, title and interest in and to that Owned Intellectual Property to a VERITAS Party or (iii) otherwise acquired by a VERITAS Party, for the exclusive use by a VERITAS Party, from a third party by contract.

(f)    The VERITAS Parties have taken all reasonable steps to secure and protect all the Owned Intellectual Property. For example, the source code and system documentation relating to the Software that constitutes part of the Owned Intellectual Property have been disclosed by the VERITAS Parties only to employees, contractors and consultants on a need-to-know basis. All the current and former employees and consultants of the VERITAS Parties who have or had access to any Owned Intellectual Property (including all employees, contractors and consultants involved in the development of any Owned Intellectual Property) signed non-disclosure agreements and written assignments to a VERITAS Party of any and all rights and claims in and to that Owned Intellectual Property.

(g)    To the Knowledge of VERITAS, there is no unauthorized use, infringement or misappropriation of any Owned Intellectual Property by any present or former employee, contractor or consultant of any VERITAS Party.

(h)    Notwithstanding anything to the contrary contained in this Agreement, the Parties agree and acknowledge that the rights of the VERITAS Parties to the trademarks listed on Schedule 2.3(e) are being transferred to Sonic on an “as is” basis without any representations or warranties of any kind by the VERITAS Parties.

(i)    U.S. Patent No. 6,282,710 has not been and is not now involved in any interference, reissue, reexamination or opposition proceeding.

3.12     [this section intentionally left blank]

3.13     Employees. Schedule 3.13 identifies all the DMD Employees and their locations of employment or consulting. In addition, although not part of Schedule 3.13, the VERITAS Parties have furnished Sonic with, for each DMD Employee, that person’s position held, hire date, current salary, wage or fee rate, bonus arrangements, stock option grants and other principal benefits, as well as severance and “golden parachute” arrangements. (As explained in Sections 2.6 and 5.4, Sonic will not be assuming any Liabilities of any VERITAS Party regarding any such arrangements. The purpose of the that information so furnished is to provide information to Sonic in order to enable Sonic to structure the compensation arrangements it is proposing to the DMD Employees.)

With respect to the DMD Employees and the DMD Business generally, there is no presently pending, and to the Knowledge of VERITAS there is not threatened, any: (a) strike, slowdown, picketing or work stoppage or (b) application for certification of a collective bargaining agent. No VERITAS Party has any union contract or collective bargaining agreement with any DMD Employee, and no VERITAS Party is currently engaged in any labor negotiations related to the DMD Business or any DMD Employees. To the Knowledge of VERITAS, no VERITAS Party is the subject of any union organization effort affecting the DMD Business or any DMD Employees.

3.14    Insurance Claims. Schedule 3.14 briefly describes all insurance claims (including workers’ compensation claims) initiated by any VERITAS Party or any present or former employee of any VERITAS Party, since December 31, 2001, relating in any material way to the DMD Business, any Assets or any past or present employees of DMD.

3.15    Compliance with Laws. To the Knowledge of VERITAS, the VERITAS Parties have complied with and are not in material violation of, and have not received any notices of any violation with respect to, any Law with respect to the conduct of the DMD Business, the ownership or operation of any Assets or any DMD Employees.

3.16    Securities Laws Matters. VOC or its designee is acquiring the Preferred Stock for investment for its own account and not with a view to, or for the purpose of, any distribution. VOC and any VOC designee understand that they must bear the economic risk of investment for an indefinite period of time because neither the Preferred Stock nor the Common Stock has been registered, and therefore neither can be transferred unless it is subsequently registered under the Securities Act or an exemption from such registration is available and applicable. VOC and any VOC designee acknowledge that the certificates representing the Preferred Stock and Common Stock will bear substantially the following legend:

“THE SECURITIES REPRESENTED HEREBY [AND THE SECURITIES INTO WHICH THEY ARE CONVERTIBLE] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH SECURITIES MAY NOT BE TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR, IN THE OPINION OF COUNSEL FOR THE COMPANY, REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR THE TRANSFER TO COMPLY WITH THE ACT OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT.

Nothing in this Section 3.16 shall be construed to diminish any of VOC’s or its designee’s rights under the Registration Rights Agreement.

3.17    Consents. Schedule 3.17 sets forth a complete list of all the consents, approvals, permissions, authorizations and notices required to be obtained from or given to any Government Entity or other Person under any Law, Executory Contract, the Lease or otherwise in order to enable the Parties to complete the sale of the Assets and DMD Business to Sonic and the other transactions contemplated by the Transaction Agreements, as well as to enable Sonic to enjoy the full benefits of the Assets, the Assigned Rights and the Sublease after the Closing, and without paying any additional amount or suffering any additional burden that any VERITAS Party would have paid or suffered had it not sold the Assets to Sonic or assigned or sought to assign the Assigned Rights to Sonic.

3.18    No Trading Activity. No VERITAS Party and no other VERITAS Sub has directly or indirectly sold any Sonic stock short or taken any other action regarding any securities of Sonic or derivatives of any securities of Sonic that could affect the Average Price.

3.19    Full Disclosure. No representation or warranty set forth in this Article III or the Disclosure Statement, or any certificate delivered by any VERITAS Party at the Closing, contains or will contain any material untrue or misleading statement of fact or omits or will omit any fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading. No VERITAS Party has any Knowledge of any fact, event or circumstance, not set forth in this Article III or the Disclosure Statement, that has or is likely to have a DMD Material Adverse Effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SONIC

Sonic hereby represents and warrants to each VERITAS Party that, as of the date of this Agreement:

4.1    Organization, Etc.. Sonic is a corporation duly organized, validly existing and in good standing under the laws of the State of California. It has all necessary corporate power to own and lease its properties, to carry on its business and to enter into and perform the Transaction Agreements.

4.2    Authority. The signing, delivery and performance of the Transaction Agreements by Sonic have been duly authorized by the board of directors of Sonic, and no other corporate proceedings on the part of Sonic are necessary to authorize the Transaction Agreements or any of the transactions contemplated hereby or thereby. The Transaction Agreements have been (or, in the case of the Sublease, will be by the

Closing) duly and validly signed and delivered by Sonic and, assuming due authorization, signing and delivery by the VERITAS Parties, constitute or will constitute the valid and binding obligations of Sonic enforceable against Sonic in accordance with their terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law. The signing, delivery and performing of the Transaction Agreements by Sonic does not or will not: (i) conflict with or result in any breach or violation of any Law applicable to Sonic; (ii) conflict with, or result in, with or without the passage of time, the giving of notice or both, any breach of, or constitute a default under, or result in the creation of any Lien (other than Permitted Liens) upon any of the assets of Sonic under, any indenture, mortgage, lease, agreement or other instrument to which Sonic is a party or by which it or any of its assets is bound; (iii) permit the acceleration of the maturity of any indebtedness of Sonic or any other Person secured by any assets of Sonic or (iv) violate or conflict with Sonic’s Articles of Incorporation or Bylaws. Sonic was not required to obtain or give any approval, permission, authorization or notice from or to any Government Entity in order to sign, deliver or perform any of the Transaction Agreements.

4.3   The Preferred Stock. When issued in accordance with Section 2.2, the Preferred Stock will be duly and validly issued, fully paid and non-assessable.

4.4   The Common Stock. When issued upon any conversion of the Preferred Stock in accordance with the Certificate of Determination relating to the Preferred Stock filed by Sonic with the Secretary of State of the State of California, the Common Stock will be duly and validly issued, fully paid and non-assessable.

4.5   Sonic SEC Reports

        (a)   Sonic has filed with the SEC all required forms, reports and registration statements required to be filed by it with the SEC. Such forms, reports and registration statements filed since December 31, 2000 (the “Sonic SEC Reports”) complied as to form when filed (or, if amended or superseded by a later filing before the Closing Date, then on the date of that later filing), in all material respects with the requirements of Securities Act and the Exchange Act, as the case may be. The Sonic SEC Reports did not, at the time they were filed (or, if amended or superseded by a later filing before the Closing Date, then on the date of that later filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   Each of the consolidated financial statements (including, in each case, any related notes) contained in the Sonic SEC Reports (the “Sonic Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 1O-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Sonic as of its dates and the consolidated results of Sonic’s operations and cash flows for the period indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. (The balance sheet of Sonic contained in Sonic SEC Reports as of June 30, 2002 is referred to as the “Sonic Balance Sheet.”) Except as disclosed in the Sonic Financial Statements, since the date of the Sonic Balance Sheet neither Sonic nor any of its Subsidiaries has incurred any Liabilities required by GAAP to be set forth on a balance sheet which are, individually or in the aggregate, material to the business, results of operations or financial condition of Sonic and its Subsidiaries taken as a whole, except for Liabilities incurred since the date of the Sonic Balance Sheet in the ordinary course of business consistent with past practices.

        (c)   Sonic has furnished to VERITAS a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Sonic with the SEC under to the Securities Act or the Exchange Act.

4.6   Absence of Changes. Since the date of the Sonic Balance Sheet, there has not been any: (i) Sonic Material Adverse Effect, (ii) declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Sonic’s capital stock, other than dividends on Sonic’s Series D and E preferred stock at the rates specified in Sonic’s certificates of determination setting forth the rights, preferences and privileges of that stock, (iii) split, combination or reclassification of any of Sonic’s capital stock, (iv) acquisition, sale or transfer of any material asset by Sonic or any of its Subsidiaries, or any agreement or commitment by Sonic or any of its Subsidiaries to do any of the foregoing, (v) material change by Sonic or any of its Subsidiaries in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or (vi) material revaluation by Sonic of any of its or its Subsidiaries’ assets, including write offs of notes or accounts receivable other than in the ordinary course of business.

4.7   Litigation. Neither Sonic nor any Subsidiary of Sonic or any officer, director, employee or agent of Sonic or Subsidiary of Sonic is a party to any pending or,

to Sonic’s Knowledge, threatened, Proceeding: (a) relating to any of the transactions contemplated by any Transaction Agreement or (b) which, if determined adversely to Sonic, may reasonably be expected to have a Sonic Material Adverse Effect. Nor, to Sonic’s Knowledge, does any reasonable basis exist for any such Proceeding. Sonic is not subject to any decree, judgment or order of any Government Entity relating to any such transaction.

4.8   Material Sonic Contracts. Sonic is not, nor to the Knowledge of Sonic is any other party, in breach or default in any material respect under any contract, agreement, lease, license, permit, commitment or other instrument that is material to Sonic’s business (a “Material Sonic Contract”). No event has occurred, and to the Knowledge of Sonic no circumstance or condition exists, that (with or without notice or the lapse of time) will or would reasonably be expected to: (a) result in a violation, breach or default of any Material Sonic Agreement or (b) give any third party (i) the right to declare a default or exercise any material remedy under any Material Sonic Contract, (ii) the right to accelerate the maturity or performance of any material obligation of Sonic under any Material Sonic Contract, or (iii) the right to cancel, terminate or modify any Material Sonic Contract. To the Knowledge of Sonic, there has been no written or oral indication or assertion by any other party to any Material Sonic Contract of any material problems with Sonic’s services or performance under such Material Sonic Contract or such other party’s desire to amend, relinquish, terminate or not renew any such Material Sonic Contract in any material respect.

4.9   Intellectual Property. To the Knowledge of Sonic, Sonic owns, or has the right to use, sell and license, all material Intellectual Property necessary or required for the conduct of its business. The manufacture, marketing, license, sale or use of any product licensed or sold by Sonic, or the provision of any services performed by Sonic, does not violate any license or agreement to which Sonic is or was a party or by which it is bound. There is no pending or, to the Knowledge of Sonic, threatened Proceeding to which Sonic is or would be a party, contesting the validity, ownership or right to use, sell, license or dispose of any Intellectual Property owned by Sonic or asserting that any Intellectual Property owned by Sonic or its use by Sonic for any purpose conflicts or will conflict with the rights of any Person. To the Knowledge of Sonic, there is no pending or threatened Proceeding, to which Sonic is or would be a party, contesting Sonic’s right to use, sell, license or dispose of any Intellectual Property licensed by Sonic from another Person, or asserting that any such licensed Intellectual Property or its use by Sonic for any purpose conflicts or will conflict with the rights of any Person. To the Knowledge of Sonic, with respect to Intellectual Property licensed by Sonic, there is no pending or threatened Proceeding contesting the validity, ownership or rights of the licensor of that Intellectual Property with respect thereto. To the Knowledge of Sonic, there has been no unauthorized use, disclosure, infringement or misappropriation by any third party, including any employee or former employee or consultant or independent contractor of Sonic, of any material Intellectual Property owned by Sonic. Subject to the next sentence, this Section 4.9 is subject to the disclosures in the Sonic SEC Reports regarding Intellectual Property. To the Knowledge of Sonic, Sonic is not infringing any Intellectual Property rights of any Person in a manner that would have a Sonic Material Adverse Effect.

4.10   Compliance with Laws. To the Knowledge of Sonic, Sonic has complied with and is not in material violation of, and has not received any notices of any violation with respect to, any Law.

ARTICLE V
CERTAIN COVENANTS

5.1   Conduct of the DMD Business. After the date of this Agreement and until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the VERITAS Parties shall: (i) conduct the DMD Business and cause it to be conducted in the ordinary and usual course consistent with past practice, (ii) use their reasonable best efforts to preserve the DMD Business intact and keep available the services of the DMD Employees and maintain its current relationships with its landlord and its third party licensors, other suppliers and customers and (iii) not take any action that could materially adversely affect the completion of any of the transactions contemplated by any of the Transaction Agreements. None of the VERITAS Parties shall do or permit any of the actions or matters specified in clauses (a) through (d) below without Sonic’s prior consent. That consent need not be written. Sonic shall not unreasonably withhold such consent. Sonic shall designate a single employee of Sonic as the contact person to whom the VERITAS Parties may direct any requests for consent. Unless and until Sonic designates someone else, that person shall be Clay Leighton.

        (a)   breach, amend or waive any material obligations or rights under any Executory Contract or enter into any new Executory Contract;

        (b)   distribute, license, sell, buy or lease any Assets, other than the distribution and licensing of the DMD Products in the ordinary course of business;

        (c)   hire any additional DMD Employees, terminate any present DMD Employees or modify any compensation arrangements with any DMD Employee or

        (d)   propose or commit to take any of the actions or steps referenced in clauses (a) through (c) above.

5.2   Access to Information. From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the VERITAS Parties shall afford Sonic and its representatives reasonable access, during normal business hours and upon reasonable notice, to the Assets, the facilities and records of the DMD Business, and the DMD Employees to enable them to conduct inspections, to confirm information and place Sonic in a position to employ the DMD Employees and to operate the DMD Business after the Closing and for the purpose set forth in Section 5.15. All the information obtained in that process shall be subject to the restrictions on use and disclosure set forth in the letter agreement between Sonic and VERITAS dated October 4, 2002.

5.3   Non-Competition, Etc.

        (a)   Each VERITAS Party acknowledges and agrees that its covenants in this Section 5.3 are necessary and reasonable to protect the legitimate interests of Sonic in connection with its purchase of the DMD Business and the preservation and enhancement of the value of that business.

        (b)   During the Restriction Period, no VERITAS Party shall directly or indirectly (including, without limitation, through any other VERITAS Sub) conduct or engage in any aspect of the DMD Business. However, the preceding sentence shall not prohibit any VERITAS Party from acquiring a company (whether by merger, stock purchase, asset purchase or otherwise) an insubstantial portion of the business of which consists of the DMD Business, provided that no VERITAS Party or other VERITAS Sub thereafter (during the Restriction Period) directly or indirectly substantially expands or invests in that business.

        (c)   During the period ending two years after the Closing, no VERITAS Party shall, and VERITAS shall assure that each VERITAS Sub does not, employ or otherwise purchase the services of any DMD Employee or solicit any such employment or purchase. However, the previous sentence shall not prohibit any VERITAS Party or any other VERITAS Sub from: (i) employing or otherwise purchasing services from, or soliciting the employment or purchase of services from, any DMD Employee beginning 12 months after the Closing if, when the employment, purchase or solicitation first occurs, the DMD Employee has not been employed by Sonic for at least six months, (ii) placing advertisements in newspapers, consistent with past practices, or using recruiters if the recruiters are not directed specifically to contact Sonic employees or (iii) using the services of a consulting entity if, unbeknownst to any VERITAS Party or any other

VERITAS Sub, one or more DMD Employees are employed by that entity.

(d) If any provision of this Section 5.3 is found by a court of competent jurisdiction to be invalid or unenforceable on the basis that it is excessive in time, geography or scope of activity, that provision shall not be voided but, instead, shall be adjusted to the least extent possible in order to cause it to be valid and enforceable. In addition, if any provision of this Section 5.3 is found to any extent to be invalid or unenforceable by a court of competent jurisdiction: (i) that provision shall, in that jurisdiction, be considered amended in order to conform to Law only as it applies in that jurisdiction, (ii) the invalidity or unenforceability of that provision in that jurisdiction shall not affect the validity or enforceability of that provision in any other jurisdiction and (iii) the invalidity or unenforceability of that provision shall not affect the validity or enforceability of the remainder of that provision or the validity or enforceability of any other provision of this Section 5.3 in that or any other jurisdiction.

5.4 Restricted Use of DMD Intellectual Property. During the Restriction Period, neither Sonic nor any Subsidiary of Sonic shall use any of the DMD Intellectual Property that is related to backup, recovery and disaster recovery software in the Sonic Restricted Field.

5.5 The DMD Employees. In connection with the Closing: (a) the VERITAS Parties shall release the DMD Employees and (b) Sonic shall offer, to the DMD Employees other than those identified as consultants on Schedule 3.13, employment in the DMD Business, as Sonic will operate that business after the Closing. The VERITAS Parties in all events shall be responsible for, and pay and discharge, all Liabilities to or respecting all the DMD Employees, whether or not they accept employment by Sonic, arising from or related to their employment or consulting with any VERITAS Party or any VERITAS Sub and the termination of their employment or consultancy with any VERITAS Party or any other VERITAS Sub. Those Liabilities shall include, without limitation, any and all salary, wages, fees, bonus, other incentive compensation, profit sharing, retirement, severance, vacation accrual, PTO accrual, sick pay accrual, other fringe benefits, Taxes, COBRA and (if applicable) entitlements (and related notice requirements) under Law including, without limitation, the Workers’ Adjustment and Retraining Notification Act, and its California analogue set forth in the California Labor Code and any French Law relating to termination, severance or transfer of employment. Those Liabilities shall include any and all Liabilities derived from any plan or agreement of any VERITAS Party or any other VERITAS Sub under which entitlements do not mature unless and until the person’s employment or consultancy with a successor company terminates (for example, a so-called “double trigger golden parachute” plan or agreement). Sonic’s only Liabilities to any DMD Employee shall consist of the

Liabilities, if any, that Sonic incurs, itself, directly to that person solely through Sonic’s actions. To the extent permitted under Sonic’s employee benefit plans, Sonic shall: (a) give the DMD Employees who join Sonic credit for their service with the VERITAS Parties and any other VERITAS Subs that employed them before the Closing and (b) not impose any pre-existing condition exclusions for the purpose of benefits under those plans.

5.6 Solicitation, Etc. of Non-Transferring DMD Employees. During the period ending two years after the Closing, neither Sonic nor any Subsidiary of Sonic shall employ or otherwise purchase the services of any DMD Employee (other than the consulting services of [REDACTED] as contemplated by Subsection 6.1(e)) who does not accept Sonic’s offer of employment or offer to otherwise purchase services made in connection with the Closing. However, the previous sentence shall not prohibit Sonic or any Subsidiary of Sonic from: (a) employing or otherwise purchasing services from, or soliciting the employment or purchase of services from, any such DMD Employee beginning 12 months after the Closing if, when the employment, purchase or solicitation first occurs, the DMD Employee has not been employed by any VERITAS Party or other VERITAS Sub for at least six months, (ii) placing advertisements in newspapers, consistent with past practices, or using recruiters if the recruiters are not directed specifically to contact such DMD Employees or (iii) using the services of a consulting entity if, unbeknownst to Sonic or any Subsidiary of Sonic, one or more of those DMD Employees are employed by that entity.

5.7 No Trading Activity. No VERITAS Party shall (and the VERITAS Parties shall assure that the VERITAS Subs other than the VERITAS Parties do not) take any action of the type referenced in Section 3.18.

5.8 Prassi Earnout Information. This Section 5.8 becomes applicable only if and after the Closing occurs. Sonic shall furnish VSGC, by February 1, 2003 and earlier if reasonably practical, with an unaudited revenue report, including invoiced revenue and sales by customer account and product, for all the revenue derived by Sonic from the contracts listed on Schedule 5.8 for the period beginning the day after the Closing Date and ending December 31, 2002. The revenue report shall be in substantially the form that VSGC has used previously for reporting relevant revenues and sales to the sellers of the Prassi Europe stock. VSGC shall have reasonable access to the books of account and records of Sonic that reflect those revenues and sales, and to personnel at Sonic with the relevant knowledge concerning such revenues and sales, for the purpose of verifying the information furnished by Sonic and responding to any reasonable requests for additional information presented to VSGC by the Persons from whom VSGC purchased the stock of Prassi Europe relevant to the calculation of the “earnout” payments due those Persons by

VSGC. VSGC shall hold all the information received from Sonic under this Section 5.8 in confidence and not use or disclose any of that information to any third Person other than to the sellers of the Prassi Europe stock.

5.9 Cooperation Regarding the Property. In connection with and after the Closing, the Parties shall cooperate in good faith to effect a smooth transition of operations at the Property. For example, although the telephone system located at the Property is an Excluded Asset, Sonic employees will need access to that system during a transition period to enable Sonic to operate the DMD Business. The Parties in good faith shall work out arrangements regarding the transition issues and memorialize them in a letter before the Closing.

5.10 Third Party Consents. Before the Closing, the Parties shall exercise their reasonable efforts to obtain or give all the consents, approvals, permissions, authorizations and notices set forth or required to be set forth on Schedule 3.17, and irrespective of whether they are listed on Part A or Part B of that schedule and thus irrespective of whether they must be obtained or given in order to satisfy the condition set forth in Subsection 6.1(d). However, those efforts shall not require any Party to make any out-of-pocket payments to third parties to obtain consents.

5.11 Patent Release. No VERITAS Party shall (and the VERITAS Parties shall assure that all the other VERITAS Subs do not) assert or claim that Sonic or any Subsidiary of Sonic (or any successor of any of them) is infringing the Patent in connection with the ownership, manufacture, use, sale, distribution or commercial exploitation of any DMD Product. This Section 5.11 shall not apply to any modifications that Sonic makes to any DMD Products. The VERITAS Parties shall also impose (and shall cause the other VERITAS Subs to impose) a like undertaking on any Person that acquires any rights under the Patent.

5.12 The Sublease. VSGC and Sonic shall sign and deliver the Sublease as part of the Closing.

5.13 [REDACTED]

5.14 [REDACTED]

5.15 Pre-Closing Diligence. During the period commencing on the date of this Agreement and ending on the earlier of the close of business on November 25, 2002 or upon the Closing (the “Review Period”), Sonic shall be permitted to conduct a further due diligence review with respect to the assets used in the DMD Business in order promptly to identify Late-Identified Assets. “Late-Identified Assets” are any Executory Contracts and

Intellectual Property owned or licensed by any VERITAS Party or other VERITAS Sub that: (i) are being primarily or solely used by a VERITAS Party or other VERITAS Sub in conducting the DMD Business, or (ii) constitute assets used by a VERITAS Party or other VERITAS Sub in conducting the DMD Business and the use of which assets is necessary for the conduct of the DMD Business by Sonic following the Closing. Notwithstanding the foregoing, in no event shall the Excluded Assets described in Sections 2.4(b) through 2.4(i), or the assets described in Schedule 3.4(b), constitute Late-Identified Assets. If Sonic identifies any Late-Identified Assets, which identification shall be substantiated by Sonic on reasonable grounds, Sonic may request that the VERITAS Parties grant (or cause to be granted) to Sonic such rights to use such assets to conduct the DMD Business (which rights could be granted pursuant to an amendment to this Agreement or in such other manner and upon such other terms as the Parties may mutually agree), provided that the request is made by Sonic before the expiration of the Review Period (assuming compliance by the VERITAS Parties with their obligations under Section 5.2). The VERITAS Parties shall act reasonably and in good faith in responding to Sonic’s request for the grant of such rights. If the VERITAS Parties do not agree to grant any rights to Sonic with respect to Late-Identified Assets identified by Sonic, or if the Parties do not agree upon the extent of the rights to be granted to Sonic or the terms of the grant with respect to Late-Identified Assets, Sonic’s sole resulting remedy shall be the right to terminate this Agreement upon written notice to the VERITAS Parties. After the Closing, Sonic shall not be entitled to assert any claim against any VERITAS Party: (i) seeking the transfer or assignment, or grant of rights, to Sonic with respect to any tangible or intangible assets of any VERITAS Party or other VERITAS Sub other than the Assets delivered at the Closing, or (ii) seeking indemnification for Losses constituting, resulting from, arising out of, or otherwise connected with a breach by the VERITAS Parties of Section 3.4(b).

5.16 Further Assurances. After the Closing, in addition to the actions required by Section 2.10 and subject to Section 5.15, without the need for the payment of any additional consideration, each Party shall sign and deliver such further documents and take such further actions as are reasonably requested by any other Party in order to give effect or further implement or memorialize the transactions contemplated by the Transaction Agreements.

ARTICLE VI
CONDITIONS

6.1 Conditions to the Obligation of Sonic. The obligation of Sonic to complete the Closing shall be subject to the fulfillment of each of the following conditions, any one or more of which may be waived by Sonic:

(a) The representations and warranties of the VERITAS Parties contained in this Agreement shall be true and correct in all material respects as of the Closing with the same force and effect as if made again as of the Closing, except to the extent they necessarily speak as of a fixed, earlier date, in which case they shall be true and correct in all material respects as of that earlier date.

(b) The VERITAS Parties shall have performed and complied in all material respects with their covenants set forth in this Agreement required to be performed or complied with by them before the Closing.

(c) An officer of each VERITAS Party shall have furnished Sonic with a certificate certifying to the VERITAS Parties’ compliance with Subsections 6.1(a) and (b).

(d) The consents, approvals, permissions, authorizations and notices set forth in Part A of Schedule 3.17 shall have been obtained or given, and without the need for Sonic, in connection with or after the Closing, to pay any additional amount or suffer any additional burden of the type referenced in the last sentence of Section 3.17.

(e) Sonic shall be persuaded, in good faith, that Stan Wong, Doug Campbell, Myron Bowman, Michael Inkrott and at least 85 percent of the other DMD Employees will accept Sonic’s offers of employment (it being understood that the DMD Employees designated as consultants on Schedule 3.13 shall not be included in the denominator used to determine whether that 85 percent requirement has been satisfied);

(f) VOC, VSGC or [REDACTED] shall have entered into a letter agreement, reasonably satisfactory to Sonic (provided that Sonic fairly reimburses Mr. [REDACTED]’s compensation), under which Mr. [REDACTED] shall furnish transition consulting services to Sonic on a half-time basis during the first three months after the Closing and pursuant to reasonable arrangements for a period after that third month to be mutually agreed.

(g) Fenwick & West LLP shall have rendered a legal opinion to Sonic in form and substance customary for transactions similar to Sonic’s purchase of the Assets.

(h) No writ, order, or preliminary or permanent injunction shall have been issued or entered by any Government Entity prohibiting any of the transactions contemplated by any Transaction Agreement, and no Government Entity or other Person shall have instituted any Proceeding that contemplates any such prohibition or seeks damages from Sonic respecting any such transaction.

(i) The VERITAS Parties shall have delivered to Sonic financial statements consisting of a statement of revenues and direct expenses of the DMD Business for the year ended December 31, 2001 and the nine months ended September 30, 2002. The items shown on those financial statements shall have been prepared substantially in accordance with GAAP, shall fairly present the revenues and direct expenses of the DMD Business for the periods indicated in all material respects, shall not materially deviate from the figures previously furnished by the VERITAS Parties to Sonic and shall be accompanied by an audit opinion of KPMG.

(j)    [REDACTED]

(k)    VSGC shall have signed and delivered the Sublease.

6.2    Conditions to the Obligations of the VERITAS Parties.  The obligations of the VERITAS Parties to complete the Closing shall be subject to the fulfillment of each of the following conditions, any one or more of which may be waived by VERITAS:

(a)    The representations and warranties of Sonic contained in this Agreement shall be true and correct in all material respects as of the Closing with the same force and effect as if made again as of the Closing, except to the extent they necessarily speak as of a fixed, earlier date, in which case they should be true and correct in all material respects as of that earlier date.

(b)    An officer of Sonic shall have furnished the VERITAS Parties with a certificate certifying to Sonic’s compliance with Subsection 6.2(a).

(c)    Heller Ehrman White & McAuliffe LLP shall have rendered a legal opinion to the VERITAS Parties in form and substance customary for transactions similar to the VERITAS Parties’ sale of the Assets.

(d)    No writ, order, or preliminary or permanent injunction shall have been issued or entered by any Government Entity prohibiting any of the transactions contemplated by any Transaction Agreement, and no Government Entity or other Person shall have instituted any Proceeding that contemplates any such prohibition or seeks damages from any VERITAS Party respecting any such transaction.

(e)    Sonic shall have signed and delivered the Sublease.

(f)    [REDACTED]

ARTICLE VII
INDEMNIFICATION

7.1    By the VERITAS Parties

(a)    In General.  Subject to the balance of this Article VII and Section 5.15, the VERITAS Parties shall jointly and severally indemnify Sonic, the Subsidiaries of Sonic, and the directors, officers and agents of Sonic and its Subsidiaries (collectively the “Sonic Indemnitees”) and hold them harmless from and against any and all Losses that constitute, result from, arise out of, or are otherwise connected with: (i) any Liabilities of any VERITAS Party (other than Losses that constitute, result from, arise out of or are otherwise connected with the Assumed Obligations) or any other VERITAS Sub including, without limitation, those relating to Taxes and those arising out of or otherwise connected with any action, inaction, event, occurrence or condition preceding the Closing; (ii) any breach of any representation or warranty of the VERITAS Parties set forth in Article III of this Agreement; (iii) any claim by any third party which, if true, would demonstrate or establish a breach of any such representation or warranty; (iv) any breach by any VERITAS Party of any covenants set forth in this Agreement; (v) the operations of the DMD Business before the Closing (other than Losses that constitute, result from, arise out of or are otherwise connected with the Assumed Obligations) including, without limitation, the sale or licensing of any DMD Products, and (vi) any Lien (including any Permitted Lien) on any Asset.

(b)    Lower Threshold.  Notwithstanding Subsection 7.1(a), the VERITAS Parties shall not be required to indemnify the Sonic Indemnitees regarding any of the matters referenced in clauses (ii), (iii) or (v) of Subsection 7.1(a), unless and until the combined total Losses of the Sonic Indemnitees arising out of or otherwise connected with those matters exceed $75,000. However, if that total does exceed $75,000, the VERITAS Parties shall indemnify the Sonic Indemnitees for all such Losses, not just the amount in excess of $75,000. This said, if any Losses can be attributed to one or more of those clauses but also to one or more other clauses of Subsection 7.1(a), that $75,000 threshold shall be irrelevant to those Losses.

(c)    Upper Limit.  Notwithstanding Subsection 7.1(a), the VERITAS Parties shall not be required to indemnify the Sonic Indemnitees for any Losses in excess of a combined total of $9,200,000, except that this limitation shall not apply to any Losses attributable to fraud or intentional misconduct.

7.2    By Sonic

(a)    In General.  Subject to the balance of this Article VII, Sonic shall indemnify each of the VERITAS Parties, the other VERITAS Subs, and the directors, officers and agents of the VERITAS Parties and the other VERITAS Subs ( collectively the “VERITAS Indemnitees”) and hold them harmless from and against any and all Losses that constitute, result from, arise out of, or are otherwise connected with: (i) the Assumed Obligations; (ii) any other Liabilities of Sonic including, without limitation, those relating to Taxes and those arising out of or otherwise connected with any action, inaction, event, occurrence or condition occurring after the Closing relating to the DMD Business or otherwise (but not if those Losses would be indemnifiable by the VERITAS Parties because they constitute, result from, arise out of, or otherwise are connected with a breach of a representation or warranty of the VERITAS Parties); (iii) any breach of any representation or warranty of Sonic set forth in Article IV of this Agreement, (iv) any claim by a third party which, if true, would demonstrate or establish a breach of any such representation or warranty and (v) any breach of any covenant of Sonic set forth in this Agreement.

(b)    Lower Threshold.  Notwithstanding Subsection 7.2(a), Sonic shall not be required to indemnify the VERITAS Indemnitees regarding any of the matters referenced in clauses (ii), (iii) or (iv) of Subsection 7.2(a), unless and until the combined total Losses of the VERITAS Indemnitees exceed $75,000. However, if that total does exceed $75,000, Sonic shall indemnify the VERITAS Indemnitees for all such Losses, not just the amount in excess of $75,000. This said, if any Losses can be attributed to one or more of those clauses but also to one or more other clauses of Subsection 7.2(a), that $75,000 threshold shall be irrelevant to those Losses.

(c)    Upper Limit.  Notwithstanding Subsection 7.2(a), Sonic shall not be required to indemnify the VERITAS Indemnitees for any Losses in excess of a combined total of $9,200,000, except that this limitation shall not apply to any Losses attributable to fraud or intentional misconduct.

7.3    Indemnification Procedure for Third-Party Claims.  If any third party action or claim (a “Third-Party Claim”) is commenced against any Sonic Indemnitee or VERITAS Indemnitee (in any such case, an “Indemnitee”) for which that Indemnitee is entitled to seek and does seek indemnification from an indemnitor under Section 7.1 or 7.2 (the “Indemnitor”), the Indemnitee shall notify the Indemnitor in writing and summarize the nature of the Third-Party Claim and the basis upon which it appears to have been asserted. Any delay in giving such a notice shall not affect the rights of the Indemnitee under this Article VII, unless and then only to the extent the Indemnitor demonstrates that such delay prejudiced the rights of the Indemnitor with respect to the Third-Party Claim. Within 20 days after an Indemnitee gives such a notice, the Indemnitor shall notify the Indemnitee in writing whether the Indemnitor elects to defend the Third-Party Claim. If the Indemnitor so elects to defend, it shall do so, in good faith, but shall not settle or compromise the Third-Party Claim without the Indemnitee’s prior written consent. If the Indemnitor does not so elect to defend or fails, in fact, to defend in good faith, the Indemnitee shall be entitled, but not obligated, to defend. Irrespective of whether the Indemnitor defends or the Indemnitee defends, the Indemnitor shall pay and currently fund the costs and expenses of the defense. Moreover, if the Indemnitor does not so elect to defend or fails to defend in good faith, the Indemnitee, after giving the Indemnitor at least five days’ prior written notice of its intention to proceed with a settlement, need not consult the Indemnitor regarding any settlement and shall nevertheless retain all rights to indemnification with respect to that settlement that are otherwise provided in this Article VII. The defending Party or Parties, and also the non-Party Indemnitees, shall have reasonable access to the books, records and personnel that are pertinent to the defense and which are in control of other Parties or non-Party Indemnitees. The Parties and non-Party Indemnitees shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by other Parties or non-Party Indemnitees in connection with defending any Third-Party Claim.

7.4    Survival and Claims Period.  The representations and warranties of the Parties set forth in Articles III and IV shall survive the Closing. Except as explained in the next sentence, any claim for indemnification under clauses (i), (ii), (iii), (v) or (vi) of Subsection 7.1(a) or under clauses (ii), (iii) or (iv) of Subsection 7.2(a) must be asserted (if at all) in writing before the expiration of 12 months after the Closing. There shall be no time limitation on any claim for indemnification under clause (vi) of Subsection 7.1(a) resulting from, arising out of or otherwise connected with any of the synthetic lease documents (including as they may be amended) referenced in Schedule 3.7. Moreover, this Section 7.4 shall not have the effect of shortening the period during which a Party may initiate or pursue a claim regarding any breach of any covenant in this Agreement.

7.5    Remedies Exclusive.  The Parties acknowledge and agree that, except in any cases of fraud or willful misrepresentation, the sole remedy of the Parties and the non-Party Indemnitees for breaches of any representation or warranty shall be those set forth in this Article VII.

7.6    Scope of Representations and Warranties.  Sonic acknowledges and agrees that, in proceeding with its purchase of the Assets, Sonic has not relied on any representations or warranties other than those set forth in Article III. The VERITAS Parties acknowledge and agree that, in proceeding to sell the Assets, they have not relied on any representations or warranties other than those set forth in Article IV.

7.7    Irrelevance of Due Diligence.  Nothing that a Party or its representatives learned in the course of its or their due diligence before the Closing that is not expressly set forth in this Agreement (including the Disclosure Statement) shall diminish or otherwise affect any of the representations or warranties, or the related indemnification or other obligations, of any other Party.

ARTICLE VIII
TERMINATION

8.1    Rights to Terminate.  This Agreement may be terminated (and by that act the other Transactions Agreements may be terminated) at any time before the Closing:

(a)    by mutual written consent of Sonic and VERITAS;

(b)    by VERITAS alone, if the Closing shall not have occurred by December 16, 2002 for any reason, provided that no VERITAS Party has materially breached this Agreement;

(c)    by Sonic alone, if the Closing shall not have occurred by December 16, 2002 for any reason, provided that Sonic has not materially breached this Agreement or

(d)    by Sonic pursuant to Section 5.15.

8.2    Consequences of Termination.  The termination of this Agreement shall not relieve any Party from liability for any breach of this Agreement.

ARTICLE IX
MISCELLANEOUS

9.1    Notices.  All notices and other communications required by or made in connection with this Agreement or any other Transaction Agreement shall be in writing and shall be considered to have been duly given on the date of delivery, if delivered in person or by courier, or three days after mailing, if mailed by first class mail, registered or certified, postage prepaid, addressed as follows:

If to Sonic:	Sonic Solutions 101 Rowland Way Novato, California 94945 Attention: Robert J. Doris

with a copy to:	Heller Ehrman White & McAuliffe LLP 333 Bush Street San Francisco, California 94104 Attention: Dan Titelbaum

If to any VERITAS Party:	VERITAS Software Corporation 350 Ellis Street Mountain View, California 94043 Attention: General Counsel

with a copy to:	Fenwick & West LLP Embarcadero Center West 275 Battery Street San Francisco, California 94111 Attention: Lynda Twomey

The names and addresses specified in this section may be changed by means of a notice given in accordance with this section.

9.2    Governing Law.  This Agreement shall be governed by the laws of the State of California, but without regard to its laws respecting conflicts of laws.

9.3    Expenses.  The VERITAS Parties shall pay all of their costs and expenses associated with the Transaction Agreements and the transactions to which they relate including, for example, any and all investment banking, broker, finder, attorney, accountant and consulting fees and costs. Sonic shall pay all of its costs and expenses associated with the Transaction Agreements and the transactions to which they relate including, for example, any and all investment banking, broker, finder, attorney, accountant and consulting fees and costs.

9.4    Arbitration.  Any and all disputes arising under or otherwise connected with this Agreement shall be finally settled by arbitration under the commercial rules of the American Arbitration Association. There shall be three arbitrators, one appointed by Sonic, one appointed by VERITAS, and the third appointed by the two arbitrators so selected. If a third arbitrator has not been appointed by the 15th day after the first arbitrator has been appointed, the American Arbitration Association shall select the third arbitrator. The Parties and the non-Party beneficiaries of this Agreement shall have all rights to discovery provided by Section 1283.05 of the California Code of Civil Procedure. All awards and orders of the arbitration panel shall be final and binding on the Parties and those non-Parties. Judgment upon any arbitration award or order may be entered in any court having jurisdiction. The arbitrators shall not have the power to award punitive damages or treble damages, even if otherwise permitted by Law. The arbitration shall be conducted in San Francisco, California. Notwithstanding the foregoing, Sonic shall be entitled to initiate and prosecute litigation regarding any of the matters addressed in Section 5.3, and the VERITAS Parties shall be entitled to initiate and prosecute litigation regarding any of the matters addressed in Section 5.4 and 5.6.

9.5    Third Party Beneficiaries.  This Agreement is for the sole benefit of: (a) the Parties; (b) the VERITAS Indemnitees, in the case of Sonic’s obligations under Article VII, (c) the Sonic Indemnitees, in the case of the VERITAS Parties’ obligations under Article VII, (d) the Subsidiaries of Sonic, in the case of the VERITAS Parties’ obligations under Sections 5.3, and (e) the VERITAS Subs that are not VERITAS Parties, in the case of Sonic’s obligations under Section 5.4 and 5.6. There are no other third party beneficiaries of this Agreement.

9.6    Costs of Enforcement.  In the event of any arbitration or litigation respecting this Agreement, the Party or Parties that substantially prevail in that arbitration or litigation shall be entitled to recover its or their reasonable costs and expenses incurred in connection with that proceeding (including its or their attorneys’ fees and costs) from the Party or Parties in that proceeding that did not substantially prevail. In the event of “crossing” indemnification claims, such costs and expenses shall be reasonably apportioned based on the outcome of those crossing claims. The same rule shall apply with respect to the third party beneficiaries of this Agreement. The reference in this Section 9.6 to litigation shall not affect the interpretation of Section 9.4.

9.7    Amendment.  This Agreement may be amended only by means of a written instrument signed by each Party bound or affected by that amendment.

9.8    Assignment.  Except as provided in the next three sentences, no Party may assign or delegate all or any portion of its rights or obligations under this Agreement without the prior written consent of VERITAS (in the case of an assignment or delegation by Sonic) or Sonic (in the case of an assignment or delegation by any VERITAS Party). However, after the Closing, without the need for any further consent, Sonic may assign rights under this Agreement to any direct or indirect Subsidiary of Sonic, it being understood that any such assignment shall not relieve Sonic of any obligation under this Agreement. Also, after the Closing, without the need for any further consent, Sonic may assign rights under Article VII to any Person, other than a competitor of the VERITAS Parties, that acquires all or a substantial portion of the Assets or the DMD Business, it being understood, again, that any such assignment shall not relieve Sonic of any obligation under this Agreement. Also, after the Closing, without the need for any further consent, the VERITAS Parties may assign rights under this Agreement to any Person in connection with any acquisition by such Person of VERITAS by merger, consolidation or other similar transaction or the acquisition by such Person of all or substantially all of the assets of VERITAS.

9.9    Entire Agreement.  This Agreement, together with the other Transaction Agreements, comprise the entire agreement between and among the Parties with respect to their subject matter and supersede all prior agreements, understandings and representations, oral or written, between or among a VERITAS Party, on one hand, and Sonic, on the other hand.

9.10    Press Releases.  The Parties have approved the contents of a press release that Sonic will issue in connection with the signing of this Agreement. The VERITAS Parties are not issuing such a release. The balance of this Section 9.10 relates to any other press release that any Party issues in connection with the Closing or, if about the transactions contemplated by this Agreement, prior to the Closing. Sonic shall not issue such a release without obtaining VERITAS’ prior approval of the release and no VERITAS Party shall issue such a release without obtaining Sonic’s prior approval of the release. Responses to any request for approval shall be reasonable and shall be communicated no later than 48 hours after the request. Moreover, nothing in this Section 9.10 shall limit a Party’s right or ability to issue a release which that Party concludes (in good faith after consulting with counsel) it should issue in order to comply with applicable law.

9.11    Counterparts.  For convenience, this Agreement may be signed in counterparts. Together, the counterparts shall constitute one instrument.

IN WITNESS WHEREOF, the Parties have signed and delivered this Agreement as of the date that appears in its first paragraph.

SONIC SOLUTIONS

By	/s/ Robert J. Doris
Name: Robert J. Doris Title: President and Chief Executive Officer

VERITAS SOFTWARE CORPORATION

By	/s/ Gary Bloom
Name: Gary Bloom Title: Chief Executive Officer

VERITAS SOFTWARE CORPORATION

By	/s/ Gary Bloom
Name: Gary Bloom Title: Chief Executive Officer

VERITAS SOFTWARE GLOBAL CORPORATION

By	/s/ Gary Bloom
Name: Gary Bloom Title: Chief Executive Officer

VERITAS SOFTWARE HOLDINGS LTD

By	/s/ Jill Virgil Smith

Name:	Jill Virgil Smith

Title:	Director

VERITAS SOFTWARE INTERNATIONAL LTD.

By	/s/ Tony Breen

Name:	Tony Breen

Title:	Director